Exhibit 10.1

First National Corporation
Executive Incentive Plan

ARTICLE I
OBJECTIVE OF THE PLAN

The purpose of this Executive Incentive Plan (hereafter, the "Plan") is to reward key employees of First National Corporation (hereafter, the "Company") for creating value for the Company by maximizing Company and Departmental performance goals.

ARTICLE II
PLAN ADMINISTRATION

The Compensation Committee of the Board (hereafter, the “Committee”) shall administer the Plan and have final authority on all matters and or disputes pertaining to this Plan.

The Plan is a multiple-year Plan and is effective January 1, 2012 and shall remain in effect until the Board deems otherwise.

ARTICLE III
PARTICIPANTS

Participation is limited to those employees selected by the Chief Executive Officer and approved by the Committee each Plan year.

ARTICLE IV
PERFORMANCE OBJECTIVES

The Board shall approve:

(i) Plan performance objectives for the Company and each respective Individual / Department, based upon such criteria as may be recommended by the Chief Executive Officer, and

(ii) The award formula or matrix by which all incentive awards under this Plan shall be calculated for Board review and approval.

The performance objectives will be established by the board annually and included in an attached Schedule A.

ARTICLE V
AWARD CALCULATIONS

Each executive shall be assigned an incentive award target, calculated as a percentage of current base salary, which shall be awarded if the Company achieves the targeted performance goals.    These awards will be approved annually by the Board of Directors.  Incentive award targets are outlined in Schedule A.

ARTICLE VI
ADMINISTRATIVE MATTERS

The Board reserves the right to withhold or adjust individual awards for any reason provided that the Committee notifies the employee, in writing, within a reasonable period of time following their decision to withhold.

Awards shall be paid on or after January 1 of the year following the performance period, and no later than March 15 of the year following the performance period.

In the event of a participant’s termination of employment for any reason, including due to death, permanent disability or retirement, any unpaid awards (including any earned but unpaid awards) shall be forfeited by such participant.

Plan participants may participate in other Company sponsored annual cash incentive plans.

ARTICLE VII
NO ENTITLEMENT TO BONUS

Plan participants are entitled to a distribution under this Plan if, upon the approval the Board, the Plan award is earned as a result of the attainment of Plan performance objectives and the participant is employed on the payment date.

ARTICLE VIII
RECOVERY “CLAW BACK” POLICY

The Company has the right to recover compensation that the Company determines, in its sole discretion, was unjustly paid to an employee under this plan.  This recovery policy is intended to supplement, but not limit or constrain, any statutory or regulatory right or obligation of the Company to recover compensation from its employees (including, without limitation, the requirements of the Sarbanes-Oxley act of 2002 and Section 16(b) of the Securities Exchange Act of 1934).

All incentive compensation received by an employee under this plan is subject to reduction, cancellation, forfeiture and recoupment.  Incentive compensation is subject to recovery from an employee who, as a result of his or her misconduct, received incentive compensation in excess of compensation that would have been paid had such misconduct not occurred.  For purposes of this policy misconduct shall mean gross negligence, willful misconduct, fraudulent or deceitful activity on the part of the employee, as well as any failure to act – including, without limitation, a failure to adequately supervise other employees – in circumstances in which such employee knew, or reasonably should have known, that action was required in order to avoid the payment of excess compensation.

Excess compensation will be subject to recovery by the Company if the misconduct is identified or alleged within a period of three years from the later of:  1) the date of receipt of the subject compensation, or 2) the most recent date of misconduct.  In addition, incentive compensation will be subject to recovery if the incentive payment was based on materially inaccurate financial statements.

The Board will make all determinations regarding the enforcement of this Policy.  The Committee shall have full discretion to determine whether to seek recovery of incentive compensation and the amount of such compensation that is subject to recovery.  In making such determinations, the Board may take into account any facts and circumstances that it deems appropriate, including the severity of the misconduct, the cost and likely outcome of any potential litigation in connection with the Company’s recovery attempts, and whether the assertion of a claim may adversely impact the interests of the Company in any related proceeding or investigation.

This Policy shall in no way limit any other actions that may be taken by the Company in response to the performance, actions or conduct of any of its employees.

ARTICLE IX
COMPLIANCE WITH IRS CODE 409A

Payments under the Plan are intended to satisfy the “short-term deferral” exception under Section 409A of the Code and, to the extent such exception is not applicable, to comply with the provisions of Section 409A.  The Plan shall be interpreted and administered accordingly.

All earned awards will be subject to applicable tax withholdings.  However, for the avoidance of doubt, Participants will be solely responsible for any applicable taxes (including income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt of any Award under the Plan.

ARTICLE X
TERMINATION OF PLAN

The Board reserves the right to amend or terminate the Plan at any time.

ARTICLE XI
PARTICIPANT'S RIGHT OF ASSIGNABILITY

Participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process.

Nothing contained in this Plan shall confer upon employees any right to continued employment, nor interfere with the right of the Company to terminate a Plan participant’s employment from the Company.  Participation in the Plan does not confer rights to participation in other Company programs, including annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other executive perquisite programs.

ARTICLE XII
GOVERNING LAW

The laws of the Commonwealth of Virginia shall govern the validity, construction, performance and effect of the Plan.

IN WITNESS WHEREOF, the parties have executed this Plan on the date written below.

Chairman of the Board	Date

President / CEO	Date

Schedule A:                                  Award Percentages and Performance Measure Weightings

Executive	Incentive Award Target	Current Base Salary	Potential bonus
	%	$	$

Performance Objectives

These performance objectives must be met in 2012:

1.	Four quarters of profit
2.	Timely payment of preferred dividend each quarter
3.	Non-performing assets less than % of assets as of 12/31/2012

In addition, the following performance objectives must be met in 2015:

1.	% ROA
2.	Common Stock Cash Dividend Paid

If the objectives for both 2012 and 2015 are achieved for their respective periods, the incentive awards shall be paid out in March of 2016, using the award calculations outlined above.  No incentives shall be paid until and unless all of the stated objectives are accomplished in the defined multi-year term.